EXHIBIT 10.1

FIFTH SUPPLEMENT
TO THE
MASTER CREDIT AGREEMENT

(Short-Term Revolving Facility)

THIS FIFTH SUPPLEMENT TO THE MASTER CREDIT AGREEMENT (“Fifth Supplement”) is made and entered into as of August 7, 2019, by and between ABE SOUTH DAKOTA, LLC a Delaware limited liability company (“Borrower”), and AGCOUNTRY FARM CREDIT SERVICES, PCA (“Lender”).  This Fifth Supplement supplements the MASTER CREDIT AGREEMENT between Lender and Borrower dated as of December 29, 2015, as amended by the Limited Waiver and First Amendment to Master Credit Agreement dated as of September 28, 2016, as further amended by the Second Amendment to Master Credit Agreement dated as of March 13, 2018, as further amended by the Third Amendment to Master Credit Agreement dated as of October 19, 2018, and as further amended by and the Limited Waiver and Deferral Agreement and Fourth Amendment to Master Credit Agreement dated as of December 28, 2018 (as amended, and as the same may be further amended, restated, or otherwise modified (other than by Supplements entered into pursuant to Section 1.02 thereof) from time to time, the “Master Agreement”).

RECITALS:

A.Borrower has agreed to sell substantially all of Borrower’s assets pursuant to that certain Asset Purchase Agreement dated August 1, 2019, by and among Glacial Lakes Energy, LLC, as purchaser, Borrower, as seller, and Advanced BioEnergy, LLC, as parent (the “Asset Purchase Agreement”).

B.Borrower has requested a $6,500,000 revolving loan to finance working capital needs through the closing date of the contemplated sale under the Asset Purchase Agreement, and the purchase of approximately 800,000 bushels of corn.  Lender is willing to provide the revolving loans, subject to the terms and conditions of this Fifth Supplement and the Credit Agreement.

AGREEMENT:

1.Definitions.  Capitalized terms used and not otherwise defined in this Fifth Supplement have the meanings attributed to them below or in the Master Agreement.  Definitions in this Fifth Supplement control over inconsistent definitions in the Master Agreement, but only to the extent the defined terms apply to Loans under this Fifth Supplement.  Definitions set forth in the Master Agreement control for all other purposes.  As used in this Fifth Supplement, the following terms have the following meanings:

“Additional Loan Documents” means this Fifth Supplement, the Revolving Credit Note, the Mortgage Amendment, the Assignment of Sale Documents, the Waiver Agreement, and each other agreement, document and instrument executed and delivered in connection with this Fifth Supplement. Each Additional Loan Document constitutes a “Loan Document” under the Credit Agreement.

“Assignment of Sale Documents” means that certain Collateral Assignment of Rights Under Sale Documents by Borrower in favor of Lender, dated on or about the date hereof, pursuant

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to which Borrower collaterally assigns to Lender all of Borrower’s rights and remedies under and with respect to, and title and interest in, the Asset Purchase Agreement and each other agreement, instrument, and document related to or executed in connection therewith.

“Closing Date” means August 7, 2019, for purposes of this Fifth Supplement.

“LIBOR” means the one month London interbank rate reported on the tenth day of the month by the Wall Street Journal from time to time in its daily listing of money rates, defined therein as “the average of interbank offered rates for dollar deposits in the London market based on quotations at five major banks.”  If a one month LIBOR rate is not reported on the tenth day of such month, the one month LIBOR rate reported on the first Business Day preceding the tenth day of such month will be used.  If this index is no longer available, Lender will designate a new index pursuant to the Master Agreement.

“Revolving Credit Loan” means a Loan made under this Fifth Supplement.

“Maturity Date” means the earlier of (a) November 1, 2019, and (b) the date on which the Obligations have been declared or have automatically become due and payable, whether by acceleration or otherwise.

“Mortgage Amendment” means the Amendment to Future Advance Mortgage and Security Agreement and Fixture Financing Statement and Assignment of Leases and Rents – Mortgage – Collateral Real Estate Mortgage between Borrower and Lender, dated as of the date hereof.

“Revolving Credit Note” means the Revolving Credit Note made by Borrower payable to the order of Lender, dated the date hereof, in the initial aggregate principal amount of $6,500,000.

“Waiver Agreement” means the Second Limited Waiver Agreement dated on or about the date hereof between Lender and Borrower pursuant to which Lender waives certain covenant defaults for the months ending July 31, 2019, and August 31, 2019.

2.Effect of Fifth Supplement.  This Fifth Supplement supplements the Master Agreement, and along with the Master Agreement sets forth the terms and conditions applicable to the Revolving Credit Loans.

3.Conditions Precedent.  Lender will have no obligation under this Fifth Supplement until each of the following conditions precedent is satisfied or waived in accordance with Section 8.02 of the Master Agreement:

(a)

Lender has received all fees and other amounts due and payable on or prior to the date hereof, including the fees and amounts for reimbursement or payment of out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to any Loan Document or any other agreement with AgCountry;

(b)

Lender has received Borrower’s counterpart of this Fifth Supplement, the Revolving Credit Note, the Mortgage Amendment, and the Assignment of Sale Documents, each duly executed and delivered by Borrower;

(c)

Lender has received certified copies of the articles of organization or other charter documents of Borrower, together with certificates of good standing or existence, each as are available from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of Borrower and each other jurisdiction where Borrower is required to be qualified to do business as a foreign entity;

(d)

Lender has received a certificate, dated as of the date of this Fifth Supplement and signed by an appropriate Responsible Officer, attaching and certifying copies of the bylaws, operating agreement or similar documents (or certifying that there have been no changes to any of the foregoing since the date most recently delivered and certified to Lender), and appropriate resolutions authorizing the execution, delivery and performance of this Amendment and certifying the name, title and the signature of the officer executing this Amendment;

(e)

Lender has obtained satisfactory UCC, tax, judgment, bankruptcy and fixture lien search reports (or other evidence of the same satisfactory to Lender) in all necessary or appropriate jurisdictions and under all legal and trade names of Borrower and all other parties requested by Lender, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and Liens to be released on the Closing Date;

(f)	The Mortgage Amendment has been recorded in the office of the Brown County, South Dakota, South Dakota Register of Deeds and in the Beadle County, South Dakota Register of Deeds;
(g)	Lender has received a favorable written opinion of counsel to Borrower, addressed to Lender, addressing the matters set forth on Exhibit A hereto; and
(h)	No Default or Event of Default has occurred and is continuing.

4.Establishment of Credit Facility.  Lender hereby establishes a revolving credit facility in favor of Borrower.  Subject to the terms, conditions, and limitations herein, Borrower may, prior to the Maturity Date, borrow, prepay and re-borrow Revolving Credit Loans from time to time in principal amounts up to $6,500,000, less the principal amount of the sum of Revolving Credit Loans then outstanding. The aggregate outstanding principal amount of the sum of Revolving Credit Loans may not exceed $6,500,000 at any time.  Borrower may not borrow or reborrow during the continuance of a Default or Event of Default. To request a Revolving Credit Loan (a “Revolving Draw Request”), a Responsible Officer will notify Lender of such request by electronic mail, online banking transaction, telephone or other method permitted by Lender, prior to 11:00 a.m. (Fargo, North Dakota Time) one Business Day prior to the requested date of each requested Advance. Each Revolving Draw Request will be irrevocable and will specify: (a) the aggregate principal amount to be borrowed and (b) the requested funding date (which must be a Business Day).

5.Conditions to Each Advance. The obligation of Lender to make a Revolving Credit Loan is subject to the satisfaction of the following conditions precedent, unless waived by Lender or Agent in accordance with Section 8.02 of the Master Agreement:

(a)	Lender has received a timely Revolving Draw Request;
(b)	at the time of and immediately after giving effect to such Revolving Credit Loan, no Default or Event of Default exists;
(c)

all representations and warranties of Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the date of such Revolving Credit Loan before and after giving effect thereto, except to the extent such representations and warranties relate solely to an earlier period; and

(d)

since the date of the most recent audited financial statements of Borrower delivered to Lender pursuant to Section 4.01 of the Master Agreement, there has been no change which has had or could reasonably be expected to result in a Material Adverse Effect.

6.Repayment. All principal and accrued and unpaid interest outstanding on the Revolving Credit Loan is due and payable on the Maturity Date.

7.Interest.  Interest on the unpaid principal amount of Revolving Credit Loans will accrue at an annualized variable interest rate equal to LIBOR in effect from time to time plus four percentage points (4.0%) (400 basis points). Interest will be due and payable monthly in arrears on the first day of the first month following the Closing Date and on the first day of each month thereafter.

8.Representations and Warranties. Borrower represents and warrants to Lender, as of the date hereof and the date of each Advance (unless otherwise specified) as follows:

(a)

Existence; Power. Borrower (1) is duly organized, validly existing and in good standing as a limited liability company under the laws of the state of Delaware, (2) has all requisite power and authority to carry on its businesses as now conducted, and (3) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(b)

Organizational Power; Athorization. The execution, delivery and performance by Borrower of this Fifth Supplement and the other Additional Loan Documents are within its limited liability company powers and have been duly authorized by all necessary board, manager, and if required, member action. This Fifth Supplement and the other Additional Loan Documents have been duly executed and delivered by Borrower, and constitute valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)

Governmental Approvals; No Conflicts. The execution, delivery and performance by Borrower of this Fifth Supplement and the other Additional Loan Documents (1) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (2) will not violate any applicable law or regulation or the charter, articles of incorporation, bylaws, or other organization documents of Borrower or any order of any Governmental Authority; (3) will not violate or result in a default under any indenture, material agreement or other material instrument binding on Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by Borrower; and (4) will not result in the creation or imposition of any Lien on any asset of Borrower except Liens created under the Loan Documents.

(d)

Financial Statements. Since the date of the most recent of the financial statements delivered to Lender under Section 4.01 of the Master Agreement, there have been no changes with respect to Borrower which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on the business, results of operations, financial condition, assets, liabilities or prospects of Borrower.

(e)

Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened, against or affecting Borrower (1) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (2) which in any manner draws into question the validity or enforceability of this Supplement or any other Loan Document.

(f)

Environmental Matters. Borrower (1) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; (2) has not become subject to any Environmental Liability; (3) has not received notice of any claim with respect to any Environmental Liability; and (4) does not know of any basis for any Environmental Liability, which in the case of each of the preceding clauses, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(g)

Compliance with Laws and Agreements. Borrower is in compliance with all (1) applicable laws, rules, and regulations, (2) all orders of any Governmental Authority, and (3) all indentures, agreements or other instruments binding upon it or its properties; except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(h)

Investment Company Act, Etc. Borrower is not (1) an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; (2) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended; or (3) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

(i)

Taxes. Borrower and each other Person for whose taxes Borrower could become liable have timely filed or caused to be filed all tax returns and other filings that are required to be filed by any of them, and have paid all taxes shown to be due and payable (or with respect to real estate taxes, have paid all taxes prior to the time the same become delinquent) on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (1) to the extent the failure to do so would not have a Material Adverse Effect, or (2) where the same are currently being contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books in accordance with GAAP.  The charges, accruals and reserves on the books of Borrower in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

(j)

ERISA Matters.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used under GAAP) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used under GAAP) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000 the fair market value of the assets of all such underfunded Plans.

(k)

Ownership of Property.  Borrower has good title to or a valid leasehold interest in all of the real and personal property material to operation of the Business.  Except as previously disclosed to Lender in writing, Borrower owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to the Business, and the use thereof by Borrower does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(l)

Disclosure. Borrower has disclosed to Lender all agreements, instruments, and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower pursuant to this Fifth Supplement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, not misleading.

(m)

Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against Borrower, or, to the knowledge of Borrower, threatened against or affecting Borrower, and no significant unfair labor practice, charges or grievances are pending against Borrower, or to the knowledge of Borrower, threatened against Borrower before any Governmental Authority.  All payments due from Borrower pursuant to any collective bargaining agreement have been paid or accrued as a liability except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(n)	Subsidiaries. Borrower has no Subsidiaries other than those disclosed to Lender in writing and for which Borrower has complied with the requirements of Section 4.10 of Master Agreement.
(o)

Permits.  Borrower has all of the material licenses, consents, approvals, authorizations and permits of Governmental Authorities which Borrower is required to maintain or renew in connection with the operation of the Business, including but not limited to any of the foregoing related to Environmental Laws, zoning and land-use laws (including any requirement to obtain a special exception, if applicable), water use laws, waste disposal laws, laws requiring construction permits, and occupancy certificates.  Borrower has provided true and correct copies of such licenses, consents, approvals, authorizations and permits to Lender.

(p)

Anti-Terrorism Laws.  Neither Borrower nor any of its Affiliates is in violation of (1) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; (2) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism); or (3) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq.

9.Reaffirmation of Representations and Warranties.  Borrower’s request for a Revolving Credit Loan will be deemed Borrower’s reaffirmation of its representations and warranties under the Loan Documents, except to the extent such representations and warranties relate solely to an earlier period.

10.Counterparts.  This document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same document.  A facsimile or electronic copy of a signature page shall be as binding as an original signature.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Fifth Supplement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER:

ABE SOUTH DAKOTA, LLC

By:    /s/Richard R. Peterson

Name:  Richard R. Peterson

Title:   President and Chief Executive Officer

LENDER:

AGCOUNTRY FARM CREDIT SERVICES, PCA

By:    /s/ Jessica Bernstien

Name: Jessica Bernstien

Title:   Vice President – Agribusiness and

            Capital Markets

SIGNATURE PAGE TO THE

FIFTH SUPPLEMENT TO THE MASTER CREDIT AGREEMENT

revolving credit NOTE

$6,500,000Fargo, North Dakota

August 7, 2019

FOR VALUE RECEIVED, the undersigned, ABE SOUTH DAKOTA, LLC. a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of AgCountry Farm Credit Services, PCA (together with any subsequent holder hereof, “Lender”) or its successors and assigns, at Post Office Box 6020, 1900 44th Street South, Fargo, North Dakota 58108, (a) on the Maturity Date (as defined in the Master Credit Agreement between Borrower and Lender dated as of December 29, 2015 and the Fifth Supplement (“Fifth Supplement”) to the Master Credit Agreement (Short-Term Revolving Facility) between Borrower and Lender dated as of the date hereof (collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the principal sum of Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00) or so much of the unpaid principal amount of the Revolving Credit Loans advanced under the Fifth Supplement, and (b) on each date specified in the Fifth Supplement prior to the Maturity Date, the principal amount of the Revolving Credit Loans payable to Lender on such date as specified therein, in lawful money of the United States of America in immediately available funds, and to pay interest from the Closing Date on the unpaid principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. Borrower also promises to pay Default Interest (as defined in the Credit Agreement), on demand, on the terms and conditions set forth in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of Lender.

All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be recorded by Lender in its internal records; provided, that the failure of Lender to make such a notation or any error in such notation will not affect the obligations of Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, all upon the terms and conditions therein specified.

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

ABE SOUTH DAKOTA, LLC

By: __/s/ Richard R. Peterson _________________

Name:   Richard R. Peterson

Title:     President and Chief Executive Officer

EXHIBIT A

OPINION REQUIREMENTS

1.Borrower (a) is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) has the limited liability company power and authority and the legal right to own and operate its property and to conduct its business.

2.Borrower has the limited liability company power and authority to execute, deliver and perform the Additional Loan Documents to which it is a party and has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Additional Loan Documents to which it is a party.

3.No consent, approval or authorization of, or registration or filing with the government of the United States or the state of Delaware or South Dakota or any department, commission or agency thereof is required in connection with the execution, delivery or performance by Borrower of the Additional Loan Documents, except for such consents, approval and filings which have been obtained or made, or which may be required to be obtained or made after the date hereof.

4.Borrower has duly executed and delivered the Additional Loan Documents to which it is a party, and the Loan Documents (as supplemented and amended by the Additional Loan Documents) constitute valid and binding obligations of Borrower enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.The execution, delivery and performance by Borrower of the Loan Documents, as supplemented and amended by the Additional Loan Documents, to which it is a party will not (a) violate the certificate of formation or limited liability company agreement of Borrower, (b) violate any law applicable to Borrower, (c) insofar as known to us, violate any order or determination of an arbitrator or a court or other Governmental Authority that names Borrower and is specifically directed to Borrower or its property, (d) insofar as known to us, cause a breach or default under any contractual obligation of Borrower, or (e) result in the creation or imposition of any Lien on any of the property or revenues of Borrower other than Liens created under the Loan Documents.

6.To our knowledge, no litigation, investigation or proceeding of or before any Governmental Authority is pending or threatened by or against Borrower, or against any of its properties or revenues, existing or future (a) with respect to any Loan Document (as supplemented and amended by the Additional Loan Documents) or any of the transactions contemplated thereby, or (b) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

A-1

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